Filed pursuant to Rule 433

Free Writing Prospectus dated August 1, 2019

Registration Statement No. 333-226675

FREEPORT-MCMORAN INC.

Pricing Term Sheet – August 1, 2019

$600,000,000 5.000% Senior Notes due 2027 (the “2027 Notes”)

Issuer:	Freeport-McMoRan Inc. (the “Issuer”)

Guarantor:	Freeport-McMoRan Oil & Gas LLC

Security Description:	Senior Unsecured Notes

Distribution:	SEC Registered

Size:	$600,000,000

Issue Price:	100%

Maturity:	September 1, 2027

Coupon:	5.000%

Yield to Maturity:	5.000%

Interest Payment Dates:	September 1 and March 1

Record Dates:	August 15 and February 15

First Interest Payment Date:	March 1, 2020

Optional Redemption:

Except as described below and in the sections titled “Optional Redemption with Equity Offering Proceeds” and “Make-Whole Redemption”, the 2027 Notes are not redeemable until September 1, 2022.

The 2027 Notes may be redeemed by the Issuer in whole or in part, from time to time on or after the applicable dates set forth below, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the 2027 Notes to be redeemed to, but not including, the applicable redemption date, if on and after the issue date, redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2022	102.500%
2023	101.667%
2024	100.833%
2025 and thereafter	100.000%

Optional Redemption with Equity Offering Proceeds:	At any time, or from time to time, on and after the issue date and prior to September 1, 2022, the Issuer may, at its option, redeem in the aggregate up to 35% of the aggregate principal amount of the 2027 Notes with the net cash proceeds of one or more certain equity offerings at a redemption price equal to 105% of the principal amount of the 2027 Notes redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption.

Make-Whole Redemption:	The Issuer may, at its option, redeem all or part of the 2027 Notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the date of redemption at any time prior to September 1, 2022.

Use of Proceeds:	The Issuer intends to use the net proceeds from the offering of the 2027 Notes, together with the net proceeds from the 2029 Notes (as defined below) and, if necessary, cash on hand or available liquidity, to redeem all of its outstanding 6.875% Senior Notes due 2023 and to fund the purchase of the notes in the tender offers for the Issuer’s outstanding 4.00% Senior Notes due 2021, 3.55% Senior Notes due 2022 and 3.875% Senior Notes due 2023 and the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith.

Trade Date:	August 1, 2019

Settlement Date:	August 15, 2019 (T+10)

Extended Settlement:	Delivery of the 2027 Notes will be made against payment therefor on or about August 15, 2019, which will be the tenth business day following the date of pricing of the notes, or ‘‘T+10.’’ Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2027 Notes on the date of pricing or the next seven succeeding business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

Minimum Denominations:	$2,000 x $1,000

CUSIP:	35671D CC7

ISIN:	US35671DCC74

Ratings[1]:	Moody’s: Ba1 S&P: BB Fitch: BB+

Bookrunners:

J.P. Morgan Securities LLC

BofA Securities, Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Senior Co-Managers:	ABN AMRO Securities (USA) LLC BBVA Securities Inc. CIBC World Markets Corp. Credit Agricole Securities (USA) Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. Citizens Capital Markets, Inc.

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Co-Managers:	Loop Capital Markets LLC The Williams Capital Group, L.P.

Additional Information:	On the date we issue the 2027 Notes, we are also issuing $600,000,000 5.250% Senior Notes due 2029 (the “2029 Notes”).

The Issuer has previously filed a registration statement (including a prospectus and a preliminary prospectus supplement) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and the post-effective amendment and any other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by contacting J.P. Morgan Securities LLC at 383 Madison Avenue, New York, New York 10179. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Filed pursuant to Rule 433

Free Writing Prospectus dated August 1, 2019

Registration Statement No. 333-226675

FREEPORT-MCMORAN INC.

Pricing Term Sheet – August 1, 2019

$600,000,000 5.250% Senior Notes due 2029 (the “2029 Notes”)

Issuer:	Freeport-McMoRan Inc. (the “Issuer”)

Guarantor:	Freeport-McMoRan Oil & Gas LLC

Security Description:	Senior Unsecured Notes

Distribution:	SEC Registered

Size:	$600,000,000

Issue Price:	100%

Maturity:	September 1, 2029

Coupon:	5.250%

Yield to Maturity:	5.250%

Interest Payment Dates:	September 1 and March 1

Record Dates:	August 15 and February 15

First Interest Payment Date:	March 1, 2020

Optional Redemption:

Except as described below and in the sections titled “Optional Redemption with Equity Offering Proceeds” and “Make-Whole Redemption”, the 2029 Notes are not redeemable until September 1, 2024.

The 2029 Notes may be redeemed by the Issuer in whole or in part, from time to time on or after the applicable dates set forth below, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the 2029 Notes to be redeemed to, but not including, the applicable redemption date, if on and after the issue date, redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2024	102.625%
2025	101.750%
2026	100.875%
2027 and thereafter	100.000%

Optional Redemption with Equity Offering Proceeds:

At any time, or from time to time, on and after the issue date and prior to September 1, 2024, the Issuer may, at its option, redeem in the aggregate up to 35% of the aggregate principal amount of the 2029 Notes with the net cash proceeds of one or more certain equity offerings at a redemption price equal to 105.25% of the principal amount of the 2029 Notes redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption.

Make-Whole Redemption:	The Issuer may, at its option, redeem all or part of the 2029 Notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the date of redemption at any time prior to September 1, 2024.

Use of Proceeds:	The Issuer intends to use the net proceeds from the offering of the 2029 Notes, together with the net proceeds from the 2027 Notes (as defined below) and, if necessary, cash on hand or available liquidity, to redeem all of its outstanding 6.875% Senior Notes due 2023 and to fund the purchase of the notes in the tender offers for the Issuer’s outstanding 4.00% Senior Notes due 2021, 3.55% Senior Notes due 2022 and 3.875% Senior Notes due 2023 and the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith.

Trade Date:	August 1, 2019

Settlement Date:	August 15, 2019 (T+10)

Extended Settlement:	Delivery of the 2029 Notes will be made against payment therefor on or about August 15, 2019, which will be the tenth business day following the date of pricing of the notes, or ‘‘T+10.’’ Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2029 Notes on the date of pricing or the next seven succeeding business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

Minimum Denominations:	$2,000 x $1,000

CUSIP:	35671D CD5

ISIN:	US35671DCD57

Ratings[2]:	Moody’s: Ba1 S&P: BB Fitch: BB+

Bookrunners:

J.P. Morgan Securities LLC

BofA Securities, Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Senior Co-Managers:	ABN AMRO Securities (USA) LLC BBVA Securities Inc. CIBC World Markets Corp. Credit Agricole Securities (USA) Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. Citizens Capital Markets, Inc.

[2]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Co-Managers:	Loop Capital Markets LLC The Williams Capital Group, L.P.

Additional Information:	On the date we issue the 2029 Notes, we are also issuing $600,000,000 5.000% Senior Notes due 2027 (the “2027 Notes”).

The Issuer has previously filed a registration statement (including a prospectus and a preliminary prospectus supplement) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and the post-effective amendment and any other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by contacting J.P. Morgan Securities LLC at 383 Madison Avenue, New York, New York 10179. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.